Exhibit 99.1

July 29, 2008

News Release

Source: EnXnet, Inc.

EnXnet, Inc. Receives MultiMedia Gift Card™ Mold Back At Manufacturing Plant - Begins Preparation To Deliver Product To Market

Tulsa, OK, July 29, 2008, EnXnet, Inc., (OTCBB Symbol: EXNT) (German WKN# A0HMDW) is pleased to report the mold required for the manufacture of the MultiMedia Gift Card™ has been received back in Texas. The mold was returned to the European producer several weeks ago for some very slight and technical adjustments.

The Mold is being placed on the manufacturing line and new cards will be produced over the next few days. This product will be sent to the main retailers and clientele that are requesting cards for placement into their outlets. Once they see the cards with the adjustments that were requested, then purchase orders will be taken for the first large scale production and delivery of the card to the marketplace.

“I am well aware of everyone’s desire to get the product to the market and see cards being delivered. However, we want to deliver the best product possible since we are dealing with large and well-known customers,” stated Ryan Corley. “Now, going forward, we should be the best of the best with a product that is just unmatched in the market place.”

Again, on July 30, 2008 at 1:00pm Eastern United States Time zone will be a CEO Conference call to discuss the mold, production, potential orders, the state of the company and other products in the pipe line including the Medical D-Tect-OR. The call-in line will be open at 12:50pm and callers are encouraged to be on the call before 1:00pm as the conference call will promptly begin on time. The call-in number for United States residents is 888-808-6929 and the access code is 1049631. International callers are to call in using +213-787-0529 and the access code is 1049631.

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company's filings with the Securities and Exchange Commission.

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EnXnet Inc., Tulsa
Ryan Corley, 918-592-0015
Fax: 918-592-0016
investor@enxnet.com
www.enxnet.com
or
For Investor Relations:
Integrated Capital Partners, Inc.
Phone: 908-204-0004